Exhibit 99.1

NEWS RELEASE

Date:                    October 18, 2006
FOR IMMEDIATE RELEASE

Contact:   Cheryl Moll
XETA Technologies
(918) 588-4624

NORTEL EXECUTIVE JOINS
XETA TECHNOLOGIES LEADERSHIP TEAM

Broken Arrow, OK —XETA Technologies (NASDAQ: XETA) today announced that Mr. Scott Davis has joined the Company effective immediately as an Executive Director of Sales reporting directly to the Company’s President and COO, Greg Forrest.

In this newly created position, Mr. Davis is responsible for business development for the Company’s Nortel and Managed Services lines of business.  Associated with this organizational expansion, Don Reigel, XETA’s other Executive Director of Sales is now responsible for business development for the Company’s Avaya line of business as well as its federal government and lodging vertical markets.

According to Forrest, “The addition of Mr. Davis to our leadership team provides XETA the opportunity to achieve a number of initiatives targeting growth.  We now have executive level focus on both Avaya and Nortel lines of business.  Each of these vendor partners has slightly different go-to-market strategies requiring slightly different methods of engagement, and both Reigel and Davis are extremely effective in opportunity management.”

Mr. Davis has extensive sales management and leadership experience in the communications industry, including his recent position as Vice President of the Independent Channel Partner Organization in North America for Nortel, where he held various executive level sales positions since 1997.   He holds a Masters of Business Administration in Finance from North Central College in Naperville, Illinois.

Forrest continued, “Mr. Davis has a proven track record of experience in the communications industry that will be invaluable in his new position.  His talents add tremendous value to our leadership team and sales organization.”

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About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications.   XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning prospective achievement of growth initiatives.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management.  Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: absence of unforeseen changes in the company’s markets, legal and regulatory changes and general changes in the economy (particularly in the markets served by the company).  Additional factors that could affect actual results are described in Item 1.A entitled “ Risk Factors” contained in Part I of the company’s Form 10-K for its fiscal year ended October 31, 2005, as updated in its Form 10-Q for the fiscal quarter ended July 31, 2006.